Exhibit 5.1
SIEGEL, LIPMAN, DUNAY, SHEPARD & MISKEL, LLP
5355 Town Center Road, Suite 801
Boca Raton, Florida 33486
(561) 368-7700
July 30, 2008
Liberator Medical Holdings, Inc.
2979 SE Gran Park Way
Stuart, Florida 34997
Dear Sirs:
We have acted as special counsel to Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”), in connection with its preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale of an aggregate of 9,100,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), including: (i) 4,375,000 shares of Common Stock (the “Note Shares”), which are issuable upon conversion of a currently outstanding convertible note, substantially in the form filed as Exhibit 4.2 to the Registration Statement (the “Note”); and (ii) 4,725,000 shares of the Common Stock (the “Warrant Shares”) issuable upon exercise of currently outstanding warrants, substantially in the form filed as Exhibit 4.3 to the Registration Statement (collectively, the “Warrants”).
In connection with this opinion, we have examined the Registration Statement. We have also examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed: (A) the genuineness and authenticity of all documents submitted to us as originals and (B) the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.
Based upon the foregoing, it is our opinion that:
     (1) the Note Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Note (including the due payment of any consideration therefor specified in the Note), will be validly issued, fully paid and non-assessable; and

Liberator Medical Holdings, Inc.
July 30, 2008

     (2) the Warrant Shares have been duly authorized and, when issued in accordance with the terms and conditions of the Warrants (including the due payment of any exercise price therefor specified in the Warrants), will be validly issued, fully paid and non-assessable.
Our opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the State of Nevada. Our opinion is based on these laws as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the prospectus, which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Siegel, Lipman, Dunay, Shepard & Miskel, LLP
Siegel, Lipman, Dunay, Shepard & Miskel, LLP